Exhibit 5.1

                                 January 6, 1998


Digital Biometrics, Inc.
5600 Rowland Road, Suite 205
Minnetonka, MN  55343

Dear Sirs:

         As counsel to Digital Biometrics, Inc., a Delaware corporation (the "Company"), we are familiar with the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about January 6, 1998, under the Securities Act of 1933, as amended, relating to an aggregate of 3,771,429 shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of the Company, to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders"). The Shares will be issued pursuant to the proper and valid exercise provided in the Company's 8% Convertible Subordinated Debentures due 2000 (the "Debentures") and the exercise of certain warrants (the "Warrants") held by the Selling Stockholders, each as described in the Registration Statement.

         In connection therewith, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 3,771,429 shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, and when issued in accordance with the terms of the Debentures and the Warrants will be validly issued, fully paid and nonassessable.

         We consent to the references to our firm in, and the filing of this opinion as an exhibit to, the Registration Statement.

                                         Very truly yours,
                                         BRIGGS AND MORGAN,
                                         Professional Association


                                         By: /s/ Avron L. Gordon
                                             ----------------------------------
                                             Avron L. Gordon